[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.27

AMENDMENT TO LICENSE AGREEMENT

THIS AMENDMENT, effective as of October 1, 2002 (the “Effective Date”), amends that certain LICENSE AGREEMENT by and between BLUE MARTINI SOFTWARE, INC., a Delaware corporation located at 2600 Campus Drive, San Mateo, California 94403, and successor in interest to THE CYBRANT CORP., formerly known as eePrise Inc. (“Blue Martini”), and ARRAY TECHNOLOGY A/S, a Danish company located at Fruebjergvcj 3, DK-2100 Copenhagen, Denmark (“Array”), dated July 1, 1999 (the “Agreement”).

The parties hereby amend the Agreement as follows:

1.    Development and Staffing. Section 4, Paragraph 3 of the Agreement is deleted and replaced with the following:

3	Each party will assign a primary technical point of contact, Which may be updated by written notice.

Blue Martini’s initial primary technical point of contact is [ * ].

Array’s initial primary technical point of contact is [ * ].

Array Technology will continually enhance and improve the ADD following its own schedule and timeframe. Blue Martini is entitled to all upgrades and new products that result from such Array research and development activity [ * ]. Array will own and support all such enhancements and improvements, as well as any derivative work from the ADB done by Array for Blue Martini as described below.

Array will assign [ * ] full-time to address incoming requests from Blue Martini related to the ADB. Array will accept requests from Blue Martini both that relate directly to ADD itself, and that relate to (but fall outside) ADB itself.

Far Blue Martini-requested changes relating directly to ADB itself, Array, will – if possible according to Array’s and Blue Martini’s mutual judgment – implement these changes within the ADB runtime, the ADB compiler, or outside the ADB, at its option, and will determine how the change implementations should be designed. Array will provide Blue Martini with the Array product development and release plans relating to these changes for Blue Martini’s review and comment. Array will consider any comments from Blue Martini in good faith, and will try reasonably and in good faith to align its delivery of these requests with Blue Martini’s internal release schedule.

1.

For Blue Martini-requested changes relating to, but falling outside, the ADB itself, Array will implement the changes and will determine at its option how the change implementations will be designed, but agrees to design them such that they are compatible with the existing Blue Martini products to which the requested changes are related. Array will provide Blue Martini with the Array product development and release plans relating to these changes for Blue Martini’s review and comment. Array will consider any comments from Blue Martini in good faith, and will try reasonably and in good faith to align its delivery of these requests with Blue Martini’s internal release schedule.

2.    Exclusivity Terms Revised. Section 4, Paragraph 5 and 6 of the Agreement is deleted and replaced with the following.

6	Blue Martini may obtain exclusivity (as defined in Section 3. Paragraph 1 of the Agreement) by paying, in advance, a quarterly royalty payment of US$[ * ] (an “Exclusivity Payment”). Each Exclusivity Payment is due on or before the first day of the quarter (e.g., January 1, for the first calendar quarter of the year), except that the first Exclusivity Payment, covering the fourth calendar quarter of 2002, is due within two (2) business days of the execution date of this Amendment. The Exclusivity Payments will continue to [ * ], which may be used for future license fee payments indefinitely (i.e., without expiration).

The initial exclusivity term is for [ * ], beginning on October 1, 2002 and ending on [ * ]. At the end of the initial term and each term thereafter, the exclusivity term will automatically renew for subsequent one-year terms. Array may opt not to renew for a subsequent term by [ * ].

Array Technology may terminate the Agreement for breach under Section 6, Paragraph 3 of the Agreement if Blue Martini fails to make one or more Exclusivity Payments and the failure is not corrected within 30 days of written notice of the breach. Blue Martini may terminate exclusivity at any time with reasonable written notice of at least ninety (90) days.

3.    No Other Changes. All other terms and conditions of the Agreement continue unchanged in fun force and effect.

BLUE MARTINI SOFTWARE, INC.	ARRAY TECHNOLOGY A/S

By: /s/ Robert Cell	By: /s/ Claus E. Jensen

Print Name: Robert Cell Title: CFO Date: October 30, 2002	Print Name: Claus E. Jensen Title: Board Member Date: October 29, 2002

2.

By: /s/ Morten W.Vandborg

Print Name: Morten W. Vandborg Title: Board Member Date: October 30, 2002

:	By:	/s/ Gert Moelle

Print Name: Gert Moelle Title: Managing Director Date: October 30, 2002

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.